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                                                                   EXHIBIT 10.17


May 9, 2001

Eric J. Keller
Executive Vice President, Chief Financial Officer

Dear Eric:

This confirms the agreement reached today between you and Corio, Inc. (the "Company") regarding your employment with the Company. Effective July 30, 2001, you will resign as the Company's Chief Financial Officer. Commencing on August 1, 2001 and continuing through and until the earlier of: (a) January 31, 2002, or (b) the date you begin full time employment with another company (the "Termination Date"), whichever applies, Corio will retain you as a part-time employee in an Executive Advisor role. During this "Transition Period," you will be available to provide services to Corio as requested, not to exceed 40 hours a month. Corio will provide you a monthly salary during the Transition Period of $18,333.33 through September 30, 2001 and $9,166.67 thereafter, less all applicable withholdings. In addition, Corio will continue to provide you all other employee benefits that you are currently eligible to receive during the Transition Period, with the following exceptions: after July 30, 2001, you will not be eligible to participate in the accrual of flexible time off hours and in any bonus plans for the Company. Your Stock Options will continue to vest up through the Termination Date.

Please indicate your agreement with the above terms by signing below.

Sincerely,


/s/ George Kadifa
George Kadifa
Chief Executive Officer



I have read, understand and agree to the terms set forth above.
/s/ Eric J. Keller                    May 10, 2001
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Eric J. Keller                        Date